CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS FIRST QUARTER 2018 RESULTS
Company Achieves Sales and Earnings Growth; Reaffirms 2018 Outlook
BLOOMFIELD HILLS, Michigan, April 26, 2018 - TriMas (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2018.
First Quarter 2018 Highlights

•	Increased net sales by 8.6% to $217.1 million, with organic sales growth in all segments

•	Increased operating profit to $35.2 million, while adjusted operating profit(1) increased by 16.9% to $28.1 million

•	Increased diluted EPS to $0.53, while adjusted diluted EPS(1) increased by 36.7% to $0.41

•	Reduced total debt by $65.2 million, or 17.8%, to $301.7 million compared to March 31, 2017
First Quarter 2018
TriMas reported first quarter net sales of $217.1 million, an increase of 8.6% compared to $199.8 million in first quarter 2017. The Company reported operating profit of $35.2 million in first quarter 2018 compared to $15.9 million in first quarter 2017. Adjusting for a non-cash reversal of an $8.2 million accrual related to a now extinguished legacy liability and $1.0 million of business realignment expenses, first quarter 2018 adjusted operating profit was $28.1 million, an increase of 16.9% compared to the prior year period.
The Company reported first quarter 2018 net income of $24.3 million, or $0.53 per diluted share, compared to net income of $7.0 million, or $0.15 per diluted share, in first quarter 2017. First quarter 2018 adjusted net income(1) was $19.0 million, or $0.41 per diluted share, an increase of 36.7% compared to $0.30 per diluted share in the prior year period.
"We are pleased with our strong performance and carried momentum into the first quarter, as we continue to benefit from our realignment actions and implementation of the TriMas Business Model," said Thomas Amato, TriMas President and Chief Executive Officer. "During the quarter, we captured increased end market demand through our refocused commercial efforts, leveraged our streamlined cost structure to improve profitability and continued to strengthen our balance sheet."
"In 2018, our objective remains to execute our plan of driving performance of our businesses by operating under the TriMas Business Model, continuing to assess opportunities to better position our businesses and TriMas strategically, and driving strong cash flow conversion. We are committed to achieving our 2018 operating plan and are reaffirming our full year outlook provided in February," Amato concluded.
Financial Position
TriMas reported total debt of $301.7 million as of March 31, 2018, compared to $303.1 million as of December 31, 2017, and $366.9 million as of March 31, 2017, reductions of $1.4 million and $65.2 million, respectively. TriMas ended first quarter 2018 with $36.7 million of cash and $312.9 million of cash and aggregate availability under its revolving credit facility, and a leverage ratio of 1.8x compared to 2.5x as of March 31, 2017, as defined in the Company's current and former credit agreements.

The Company reported net cash provided by operations of $16.2 million for first quarter 2018 compared to $22.0 million in first quarter 2017. As a result, the Company reported that Free Cash Flow(2) was on plan at $14.4 million for first quarter 2018, compared to $17.7 million in first quarter 2017. Please see Appendix I for further details.

First Quarter Segment Results

Packaging (Approximately 42% of TriMas March 31, 2018 LTM sales)
The Packaging segment, which consists primarily of the Rieke® brand, develops and manufactures specialty dispensing and closure products for the health, beauty and home care, food and beverage, and industrial markets. Net sales for the first quarter increased 8.9% compared to the year ago period, as a result of higher sales in all of

Rieke's primary end markets served. First quarter operating profit increased, while the related margin percentage declined slightly, as the favorable impact of higher sales was more than offset by the impact of investing in manufacturing capacity, and adding technical and commercial resources to the Rieke team.
Aerospace (Approximately 22% of TriMas March 31, 2018 LTM sales)

The Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™ and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined products to serve the aerospace market. Net sales for the first quarter increased slightly compared to the year ago period, as higher sales of machined products and continued solid demand for fasteners were partially offset by the impact of the decision to exit less profitable components and the benefit realized in first quarter 2017 of reductions against past due orders. First quarter operating profit and the related margin percentage was relatively flat, as the impact of continued performance improvement actions was mitigated by less favorable product sales mix.

Specialty Products (Approximately 36% of TriMas March 31, 2018 LTM sales)

The Specialty Products segment, which includes the Norris Cylinder™, Lamons® and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders, sealing and fastener products, and wellhead engines and compression systems for use within the industrial, petrochemical, and oil and gas exploration and refining markets. First quarter net sales increased by 13.1% compared to the year ago period, with higher sales levels of all brands resulting from refocused commercial efforts and capturing increased end market demand. First quarter operating profit and the related margin percentage increased due to the impact of higher sales levels and continued realignment actions.

Effective with the first quarter of 2018, the Company realigned its reporting segment structure from four segments to three, combining the Energy and Engineered Components segments into a single segment, titled Specialty Products. This change better aligns with the Company's more streamlined operating structure and efforts to better leverage resources across the businesses. Please see the 8-K, Exhibit 99.2, filed February 27, 2018 for historical quarterly information related to this segment reporting change.
Outlook
The Company reaffirms its full year 2018 outlook provided on February 27, 2018. The Company estimates that 2018 organic sales will increase ~3% compared to 2017. The Company expects full year 2018 diluted earnings per share to be between $1.60 to $1.75, and 2018 Free Cash Flow(2) to be greater than 120% of net income, adjusting for any current or future amounts that may be considered Special Items.

"In addition to echoing the previous comments on our continued progress at TriMas, I would like to add that we always welcome input from our shareholders,” said Samuel Valenti, Chairman of the TriMas Board of Directors. "Several of our shareholders have provided constructive comments over the past few years, which in turn the Board has taken into consideration as it oversees TriMas. In particular, the Board would like to thank Barington Capital Group, L.P. for their thoughtful discussions with us over the past two years. TriMas looks forward to continuing our dialogue and meetings in the future with Barington, as well as other shareholders."

Conference Call Information
TriMas will host its first quarter 2018 earnings conference call today, Thursday, April 26, 2018, at 10 a.m. ET. The call-in number is (888) 378-4361. Participants should request to be connected to the TriMas first quarter 2018 earnings conference call (Conference ID #2946189). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #2946189) beginning April 26, 2018 at 3 p.m. ET through May 3, 2018 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; the performance of subcontractors and suppliers; supply constraints; market demand; technology factors; intellectual property factors; litigation; government and regulatory actions; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; information technology factors; the disruption of operations from catastrophic or extraordinary events, including natural disasters; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, adjusted to remove the impact of Special Items, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

About TriMas
TriMas is a diversified industrial manufacturer of products for customers in the consumer products, aerospace, industrial, petrochemical, refinery and oil & gas end markets with approximately 4,000 dedicated employees in 13 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses, which operate in three segments: Packaging, Aerospace and Specialty Products. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	March 31, 2018	December 31, 2017
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$36,670	$27,580
Receivables, net	128,850	112,220
Inventories	156,560	155,350
Prepaid expenses and other current assets	10,840	16,120
Total current assets	332,920	311,270
Property and equipment, net	188,440	190,250
Goodwill	320,210	319,390
Other intangibles, net	189,260	194,220
Deferred income taxes	5,280	9,100
Other assets	9,020	8,970
Total assets	$1,045,130	$1,033,200
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$73,020	$72,410
Accrued liabilities	44,720	49,470
Total current liabilities	117,740	121,880
Long-term debt, net	301,710	303,080
Deferred income taxes	5,710	5,650
Other long-term liabilities	54,190	58,570
Total liabilities	479,350	489,180
Total shareholders' equity	565,780	544,020
Total liabilities and shareholders' equity	$1,045,130	$1,033,200

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
Net sales	$217,100	$199,830
Cost of sales	(156,720)	(148,010)
Gross profit	60,380	51,820
Selling, general and administrative expenses	(25,170)	(35,910)
Operating profit	35,210	15,910
Other expense, net:
Interest expense	(3,700)	(3,550)
Other expense, net	(560)	(780)
Other expense, net	(4,260)	(4,330)
Income before income tax expense	30,950	11,580
Income tax expense	(6,630)	(4,590)
Net income	$24,320	$6,990
Basic earnings per share:
Net income per share	$0.53	$0.15
Weighted average common shares—basic	45,779,966	45,570,495
Diluted earnings per share:
Net income per share	$0.53	$0.15
Weighted average common shares—diluted	46,229,337	45,908,958

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2018	2017
Cash Flows from Operating Activities:
Net income	$24,320	$6,990
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on dispositions of assets	(10)	4,170
Depreciation	6,330	5,800
Amortization of intangible assets	4,910	4,990
Amortization of debt issue costs	470	350
Deferred income taxes	5,010	1,870
Non-cash compensation expense	1,220	1,470
Increase in receivables	(16,160)	(7,590)
Increase in inventories	(840)	(420)
Decrease in prepaid expenses and other assets	5,330	8,070
Decrease in accounts payable and accrued liabilities	(15,140)	(3,160)
Other operating activities	800	(570)
Net cash provided by operating activities	16,240	21,970
Cash Flows from Investing Activities:
Capital expenditures	(3,170)	(10,740)
Net proceeds from disposition of property and equipment	250	30
Net cash used for investing activities	(2,920)	(10,710)
Cash Flows from Financing Activities:
Repayments of borrowings on term loan facilities	—	(3,470)
Proceeds from borrowings on revolving credit and accounts receivable facilities	32,040	186,640
Repayments of borrowings on revolving credit and accounts receivable facilities	(33,970)	(191,760)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,300)	(450)
Other financing activities	—	(290)
Net cash used for financing activities	(4,230)	(9,330)
Cash and Cash Equivalents:
Net increase for the period	9,090	1,930
At beginning of period	27,580	20,710
At end of period	$36,670	$22,640
Supplemental disclosure of cash flow information:
Cash paid for interest	$470	$3,050
Cash paid for taxes	$970	$1,230

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2018	2017
Packaging
Net sales	$88,200	$80,960
Operating profit	$19,580	$16,900
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	1,670
Adjusted operating profit	$19,580	$18,570

Aerospace
Net sales	$45,810	$45,420
Operating profit	$5,080	$5,060

Specialty Products
Net sales	$83,090	$73,450
Operating profit	$9,650	$1,510
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	1,030	6,440
Adjusted operating profit	$10,680	$7,950

Corporate Expenses
Operating profit (loss)	$900	$(7,560)
Special Items to consider in evaluating operating loss:
Reversal of legacy related party liability	(8,150)	—
Adjusted operating loss	$(7,250)	$(7,560)

Total Company
Net sales	$217,100	$199,830
Operating profit	$35,210	$15,910
Total Special Items to consider in evaluating operating profit	(7,120)	8,110
Adjusted operating profit	$28,090	$24,020

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
Net Income, as reported	$24,320	$6,990
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	1,210	8,110
Reversal of legacy related party liability	(8,150)	—
Income tax effect of Special Items(1)	1,650	(1,110)
Adjusted net income	$19,030	$13,990

	Three months ended March 31,
	2018	2017
Diluted earnings per share, as reported	$0.53	$0.15
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.03	0.18
Reversal of legacy related party liability	(0.18)	—
Income tax effect of Special Items(1)	0.03	(0.03)
Adjusted diluted EPS	$0.41	$0.30
Weighted-average shares outstanding	46,229,337	45,908,958
(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three month periods ended March 31, 2018 and 2017, the income tax effect of Special Items varied from the tax rate inherent in the Company’s reported GAAP results, primarily as a result of certain of the Special Items in each period being incurred in jurisdictions where no tax benefit could be recorded due to valuation allowance assessments.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2018			2017
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$16,240	$1,350	$17,590	$21,970	$6,490	$28,460
Less: Capital expenditures	(3,170)	—	(3,170)	(10,740)	—	(10,740)
Free Cash Flow	13,070	1,350	14,420	11,230	6,490	17,720
Net Income	24,320	(5,290)	19,030	6,990	7,000	13,990
Free Cash Flow as a percentage of net income	54%		76%	161%		127%

	March 31, 2018	December 31, 2017	March 31, 2017
Current maturities, long-term debt	$—	$—	$13,770
Long-term debt, net	301,710	303,080	353,110
Total Debt	301,710	303,080	366,880
Less: Cash and cash equivalents	36,670	27,580	22,640
Net Debt	$265,040	$275,500	$344,240